CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Russell Investment Company of our report dated December 22, 2017, relating to the financial statements and financial highlights of U.S. Large Cap Equity Fund and Multifactor U.S. Equity Fund, which appears in Russell Investment Company’s Annual Report on Form N-CSR for the year ended October 31, 2017. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Form of Agreement and Plan of Reorganization” in such Registration Statement.

January 29, 2018

PricewaterhouseCoopers LLP, 1420 Fifth Avenue, Suite 2800, Seattle, WA 98101

T: (206) 398 3000, F: (206) 398 3100, www.pwc.com/us